EXHIBIT 99.1

ENGlobal Announces 2022 Financial and Operating Results

Houston, TX / ACCESSWIRE / March 31, 2023 / ENG (NASDAQ:ENG), a leading provider of innovative engineering project solutions for the energy industry, today announced that it has filed its annual report on Form 10-K with the U.S. Securities and Exchange Commission for the year ended December 31, 2022. The report details ENGlobal’s annual financial and operational results.

“While ENGlobal faced a number of challenges in 2022, we are optimistic that 2023 will be a year of transition and positive positioning for our Company,” said William A. Coskey, Executive Chairman of ENGlobal. “Since my return to a daily leadership role in mid-February we have begun to take a careful, critical look at our business and make decisions that we believe should return financial and operational stability to the Company and reposition ENGlobal as a meaningful participant in core energy engineering projects, the genesis of our Company. For over three decades, ENGlobal proudly served a broad spectrum of energy companies with superior engineering services and exceptional client service. While returning to our roots will require a significant amount of hard work and some difficult decisions, we are committed to refocusing on our competitive advantage:  providing exceptional engineering and project services for our clients while, at the same time, creating value for our shareholders.”

Revenues for the year ended December 31, 2022 were $40.2 million, an increase of $3.8 million, or 10.4%, from $36.4 million for the year ended December 25, 2021.  Gross loss for the year ended December 31, 2022 was $4.2 million, an increase of $3.6 million, or 555.1%, from a gross loss of $0.6 million for the comparable period in 2021. Gross loss margin was 10.5% for the year ended December 31, 2022, an increase from the 1.8% gross loss margin for the year ended December 25, 2021. Net loss for the year ended December 31, 2022 was $18.5 million compared to a net loss of $5.7 million for the year ended December 25, 2021. For the year ended December 31, 2022, ENGlobal lost $0.52 per fully-diluted share, compared to a loss of $0.18 per fully diluted share for the year ended December 25, 2021.

ENGlobal’s comprehensive financial statements can be found in the Company’s annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

“While ENGlobal was successful in increasing revenues during the past year, we did not achieve better margins or profitability,” noted Mr. Coskey. “As I return, we are acutely focused on improving margins and a path forward to positive cash generation and profitability. While those changes will not come overnight, we are aggressively working to reduce costs, focus on business lines that require lower levels of working capital and opportunities to generate positive cash flow.”

ENGlobal is undertaking a comprehensive review of all business operations with a focus on capital efficiency, cost reduction and a goal of recreating a profitable engineering project company. The Company has retained Enerecap Partners to assist in this analysis and to help consider various structural and strategic opportunities.

“While there is work to do to ensure ENGlobal’s bright future, we have a remarkable team of professionals that is committed to hard work and exceptional performance, and dedicated to exceeding the expectations of our clients,” concluded Mr. Coskey. “If we make smart business decisions, invest in the right opportunities and focus on margins and execution, ENGlobal can once again be a public engineering project company that can make a difference in the energy industry, focused both on traditional sources as well as new energy technologies. The ENGlobal team is up to the challenge.”

Conference Call

The Company will not host an earnings conference call for the year ended December, 31, 2022. Any questions should be directed to IR@englobal.com.

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About ENGlobal

ENGlobal Corporation (NASDAQ:ENG) is a leading provider of engineering project solutions for the traditional and renewable energy industry. ENGlobal operates through two business segments: Commercial and Government Services. The Commercial segment provides engineering, design, fabrication, construction and integration of automated control systems. The Government Services segment provides engineering, design, installation, operations, and maintenance of various government, public sector, and international facilities, specializing in turnkey automation and instrumentation systems for the U.S. Defense industry. Further information about the Company and its businesses is available at www.englobal.com.

Cautionary Note Regarding Forward Looking Statements

The statements above regarding the Company's expectations, including those relating to its future results, its future operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties. For a discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ENGlobal’s filings with the U.S. Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

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